SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  LABONE, INC.
            (Exact name of registrant as specified in its charter)


             Missouri                          43-1039532
     (State of Incorporation)        (I.R.S. Employer Identification Number)

         10101 Renner Boulevard
             Lenexa, Kansas                                  66219
  (Address of principal executive offices)                (Zip Code)

       Securities to be registered pursuant to Section 12(b) of the Act:

Title Of Each Class                  Name Of Each Exchange On Which
To Be So Registered                  Each Class Is To Be Registered
-------------------                  ------------------------------
       None                                       None


      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.
      [ ]

      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

      Securities Act registration statement file number to which this form relates: _____________ (if applicable)

       Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Rights
                                (Title of class)

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.         Description of Registrant's Securities to be Registered

           Item 1 of the Registration Statement is hereby amended by adding the following paragraph at the end of Item 1 of the Registration Statement:

           "LabOne, Inc. (the "Company") is a party to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 8, 2005, by and among Quest Diagnostics Incorporated, a Delaware corporation ("Quest"), Fountain, Inc., a Missouri corporation and wholly-owned subsidiary of Quest ("Merger Sub"), and the Company. The Merger Agreement provides, among other things, for the merger of Merger Sub with and into the Company (the "Merger") subject to shareholder and regulatory approval and other terms and conditions. In contemplation of the Merger, the Company and American Stock Transfer and Trust Company (the "Rights Agent") entered into the Amendment No. 3 to the Rights Agreement (the "Amendment"), dated as of August 8, 2005, amending the Rights Agreement, dated as of February 11, 2000, as amended by Amendment No. 1 to the Rights Agreement, dated as of August 31, 2001, and Amendment No. 2 to the Rights Agreement, dated as of April 20, 2005 (the "Rights Agreement"), in order to provide that: (a) none of Quest and its Affiliates and Associates shall be deemed to be an Acquiring Person by virtue of the approval, execution, delivery or performance of the Merger Agreement, or the consummation of any of the transactions contemplated by the Merger Agreement, (b) no Section 11(a)(ii) Event, Section 13 Event, Distribution Date, Stock Acquisition Date or Triggering Event shall occur by virtue of the approval, execution, delivery or performance of the Merger Agreement, or the consummation of any of the transactions contemplated by the Merger Agreement, and (c) the Agreement and the Rights established thereby will terminate in all respects immediately prior to the Effective Time (as defined in the Merger Agreement)."

           A form of the Amendment is attached hereto as Exhibit 4.4 and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2.    Exhibits.

           4.1. Rights Agreement dated as of February 11, 2000, between LabOne, Inc. and American Stock Transfer & Trust Company, which includes as Exhibit A, the Certificate of Designations Preferences and Rights of Series A Preferred Stock, as Exhibit B, the Form of Rights Certificate, and as Exhibit C, the Summary of Rights to Purchase Preferred Stock (incorporated by reference from Exhibit
               4.1 to the Company's Current Report on Form 8-K filed February 14, 2000)

           4.2 Amendment No. 1 to Rights Agreement, dated as of August 31, 2001, between LabOne, Inc. and American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference from Exhibit
               4.6 to the Company's  Current Report on Form 8-K filed October 5,
               2001).


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


           4.3 Amendment No. 2 to Rights Agreement, dated as of April 20, 2005, between LabOne, Inc. and American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference from
               Exhibit 4.1 to the Company's Current Report on Form 8-K filed April 25, 2005).

           4.4 Amendment No. 3 to Rights Agreement, dated as of August 8, 2005, between LabOne, Inc. and American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference from
               Exhibit 4.1 to the Company's Current Report on Form 8-K filed August 8, 2005).



                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                      LABONE, INC.


Dated: August 8, 2005                 /s/ John W. McCarty
                                      -----------------------------
                                      John W. McCarty
                                      Chief Financial Officer




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